Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of March 31, 2017

among

SPECIALTY RETAILERS, INC.,

as Purchaser

and

GORDMANS STORES, INC.,

and the other Sellers identified herein,

as Sellers

Exhibits

Exhibit A	—	Agency Agreement
Exhibit B	—	Form of Sale Order

Schedules

Schedule 1.1(a)	—	Acquired Intellectual Property
Schedule 1.1(b)	—	Closing Stores
Schedule 1.1(c)	—	Designation Rights Stores
Schedule 1.1(d)	—	Estimated Cure Costs
Schedule 1.1(e)	—	Certain Potential Assigned Agreements
Schedule 4.6	—	Contracts
Schedule 4.7(a)	—	Seller-Registered IP
Schedule 4.10(b)	—	Leases

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (including all the Exhibits and the Schedules (each as defined below) hereto, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with its terms, this “Agreement”) is made and entered into as of this 31st day of March, 2017, by and among (i) Specialty Retailers, Inc., a Texas corporation (“Purchaser”), and (ii) Gordmans Stores, Inc., a Delaware corporation, Gordmans Intermediate Holding Corp., a Delaware corporation, Gordmans, Inc., a Delaware corporation, Gordmans Management Company, Inc., a Delaware corporation, Gordmans Distribution Company, Inc., a Kansas corporation, and Gordmans LLC, a North Dakota limited liability company (each, a “Seller”, and collectively, “Sellers”).

WHEREAS, Sellers filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”) on March 13, 2017 (the “Petition Date”);

WHEREAS, on March 22, 2017, the Bankruptcy Court entered an order approving bidding procedures for a sale of all or substantially all of Sellers’ assets (the “Bidding Procedures Order”);

WHEREAS, Sellers, Purchaser, a joint venture consisting of Tiger Capital Group, LLC and Great American Group WF, LLC (such joint venture, the “JV Agent”) and Wells Fargo Bank, National Association (on behalf of itself and certain other lenders), are simultaneously entering into that certain Agency Agreement pursuant to which Sellers are to retain the JV Agent and Purchaser to serve as Sellers’ exclusive agent for the limited purpose of selling or otherwise disposing of certain of Sellers’ assets, a copy of which is attached hereto as Exhibit A (the “Agency Agreement”);

WHEREAS, Sellers and Purchaser are entering into this Agreement in accordance with the terms of the Agency Agreement;

WHEREAS, the parties to this Agreement intend to effectuate the transactions contemplated by this Agreement and the Agency Agreement through a sale pursuant to Section 363 of the Bankruptcy Code;

WHEREAS, Sellers desire to sell to Purchaser the Designation Rights and the Acquired Assets and Purchaser desires to purchase from Sellers the Designation Rights and the Acquired Assets, in each case upon the terms and conditions set forth herein and in the Agency Agreement; and

WHEREAS, the execution and delivery of this Agreement and Sellers’ and the JV Agent’s ability to consummate the transactions set forth herein and in the other Transaction Documents are subject to, inter alia, entry of an Order of the Bankruptcy Court approving this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.    Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1(c) hereof.

“Acquired FF&E” means any and all “Owned FF&E” (as such term is defined in the Agency Agreement) located in, or otherwise held for sale at, any Designation Rights Store or the Nebraska Distribution Center.

“Acquired Intellectual Property” means all Intellectual Property owned or licensed by any Seller (excluding any licenses of commercially available Software), including Trademark rights in the Names and each Seller’s Intellectual Property listed on Schedule 1.1(a) but excluding any Contract.

“Acquired Inventory” means any and all Inventory located in, or otherwise held for sale at, any Designation Rights Store or the Nebraska Distribution Center.

“Acquired Lease” means any Lease which is assumed and assigned by any of Sellers to Purchaser pursuant to the exercise by Purchaser of the Designation Rights.

“Acquired Property” means any Designation Rights Property which is subject to an Acquired Lease.

“Acquired Property Assets” means, collectively, any and all fixtures, furnishings and equipment, leasehold improvements, IT Assets, Books and Records, cash, deposit and other accounts, receivables and all other tangible and intangible property owned by any Seller (other than any Contract or Lease), in each case, that is located within or at, or used primarily with respect to the operation of, any Acquired Property.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agency Agreement” has the meaning set forth in the Preamble hereto.

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocation” has the meaning set forth in Section 12.1(a) hereof.

“Alternative Transaction” means a sale, transfer or other disposition, directly or indirectly, whether by means of an asset sale, merger, sale of stock or otherwise, and including a plan of reorganization approved by the Bankruptcy Court, of any material portion of the Potential Acquired Assets (including any Potential Assigned Agreement) to a party other than Purchaser, whether in a single transaction or a series of transactions, other than sales of Inventory in the Ordinary Course of Business.

“Assigned Agreements” means (a) the Acquired Leases and (b) solely to the extent expressly designated for assignment to, and assumption by, Purchaser by a Purchaser Assumption Notice delivered to Sellers prior to the expiration of the applicable Designation Rights Period, any Designation Rights Contract, in each case, with respect to which an Order has been entered by the Bankruptcy Court (which may be the Sale Order) authorizing the assumption and assignment of such Lease or Contract.

“Assignment Agreement” has the meaning set forth in Section 2.4(b).

“Assignment and Assumption” has the meaning set forth in Section 10.2(d) hereof.

“Assignment Date” has the meaning set forth in Section 2.4(d).

“Assignment Order” means an Order of the Bankruptcy Court in form and substance (a) acceptable to Purchaser in its sole discretion and (b) reasonably acceptable to Sellers and in respect of a Lease (and any related Potential Acquired Assets) of a Designation Rights Property or a Designation Rights Contract.

“Assumed Obligations” has the meaning set forth in Section 2.7(a) hereof.

“Assumed Permits” means all Permits relating to any Acquired Property (or the operation of the Business therein) that are transferable in accordance with their terms and applicable Law.

“Bankruptcy Code” has the meaning set forth in the Recitals hereto.

“Bankruptcy Court” has the meaning set forth in the Recitals hereto.

“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or (b) other benefit or compensation plan, program, agreement, policy, arrangement or practice of any kind, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), including any contemplated by this Agreement or otherwise), including any plan, program, agreement, arrangement, policy or practice that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change in control, retention, salary continuation, commission, Tax gross-up or reimbursement, vacation, holiday, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, agreement, policy, arrangement or practice of any kind, whether written or oral, in each case, that is sponsored, maintained or contributed to by any Seller, or for which a Seller has any obligation to sponsor, maintain or contribute to, or for which a Seller has any Liability.

“Bidding Procedures Order” has the meaning set forth in the Preamble hereto.

“Books and Records” means, in any format (including written or electronic (and including on hard drives and those located on remote servers, whether operated by Sellers or third party providers)), the books, records (including Inventory records), Tax Returns, information (including cost and pricing information), Marketing Materials, ledgers, files, invoices, documents, work papers, correspondence, lists (including Customer Lists, supplier lists and mailing lists), plans (including business plans), drawings, designs, specifications, creative materials, advertising and promotional materials, studies, reports, catalogs, manuals, data and similar materials, in each case, relating to any Acquired Property (or, in each case, the operation of the Business therein); provided that “Books and Records” shall not include the originals of any Sellers’ minute books, stock books, personnel records pertaining to Employees who do not become Transferred Employees and Tax Returns.

“Business” means the activities carried on by Sellers relating to the operation of a hybrid of specialty, department store and off-price retailers featuring a wide merchandise assortment including apparel and footwear for men, women and children, accessories, fragrances and home fashions.

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of Nebraska.

“Cash Collateral Order” means any Order in respect of cash collateral usage approved by the Bankruptcy Court, including the interim Order of the Bankruptcy Court dated March 17, 2017.

“Cash Consideration” has the meaning set forth in Section 3.1 hereof.

“Chapter 11 Cases” means the cases to be commenced by Sellers under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 10.1 hereof.

“Closing Date” has the meaning set forth in Section 10.1 hereof.

“Closing Store” means each of Sellers’ retail store locations described on Schedule 1.1(b) attached hereto.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.8(a) hereof.

“Consent” means any approval, consent, ratification, permission, clearance, designation, qualification, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

“Contract” means any agreement, contract, commitment, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, or other binding arrangement, understanding or permission, whether written or oral, to which any Seller is a party and which such Seller is permitted to assign under the Bankruptcy Code and Purchaser to assume, other than any Lease.

“Copyright” means all United States and foreign copyrights and copyrightable subject matter, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral rights, all common law copyright rights, all renewals, extensions, restorations and reversions thereof, and all rights to register and obtain any of the foregoing, together with all copyright rights accruing by reason of any international copyright convention.

“Cure Costs” has the meaning set forth in Section 2.6(a) hereof.

“Customer Lists” means any and all lists and databases of current and past customers in the possession of, or under the control of, Sellers, including any and all information relating in any way to the use of such lists and databases, including (a) Personal Information and (b) customer purchase history at a transaction level (including with respect to dollar amounts, dates, and items purchased), but excluding from the foregoing any credit card numbers or other information to the extent transfer of such lists and databases is prohibited by any Data Security Requirements.

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security of data and databases, or security of Personal Information (including related security breach notification requirements): (a) each Seller’s own rules, policies and procedures; (b) all applicable Regulations; and (c) industry standards applicable to the industry in which the Business is conducted (including the Payment Card Industry Data Security Standard).

“Deposit” has the meaning set forth in Section 3.2 hereof.

“Designation Rights” means the exclusive right to select, identify and designate (on one or more occasions), as applicable (a) any Designation Rights Property in respect of which (i) Purchaser will acquire all of Sellers’ right, title and interest in and to the applicable Lease, together with all of Sellers’ right, title and interest in and to the related Potential Acquired Assets or (ii) the applicable Lease shall be rejected and (b) any Designation Rights Contract in respect of which (i) Purchaser will acquire all of Sellers’ right, title and interest in and to such Designation Rights Contract or (ii) such Designation Rights Contract shall be rejected, in each case (a) and (b), all in accordance with the terms and conditions of this Agreement; provided that Purchaser may not exercise the Designation Rights so as to cause the assumption, assignment or rejection of any Designation Rights Contract not exclusively related to the Designation Rights

Properties (without the consent of JV Agent (such consent not to be unreasonably withheld)) (i) prior to the Sale Termination Date with respect to all Closing Stores and the Indiana Distribution Center, to the extent such action would reasonably be expected to materially impair either JV Agent’s conduct of liquidation sales at the Closing Stores or the Indiana Distribution Center or Sellers’ ability to perform under the Agency Agreement or (ii) to the extent such action would reasonably be expected to materially impair JV Agent’s sale of Owned FF&E (as defined in the Agency Agreement) at the Headquarters or Call Center (as defined in the Agency Agreement).

“Designation Rights Asset” means any Designation Rights Contract or Designation Rights Property.

“Designation Rights Contract” means any Contract to which any Seller is a party, other than any Contract exclusively related to any Closing Store or the Indiana Distribution Center (or the operation of the Business therein).

“Designation Rights Period” means, with respect to any Designation Rights Asset, the period commencing upon the Closing and ending on July 31, 2017; provided that the Designation Rights Period with respect to any Lease of a Designation Rights Property or any Designation Rights Contract shall be deemed terminated (i) five (5) business days after the delivery of a Purchaser Rejection Notice or (ii) the occurrence of the Assignment Date with respect thereto.

“Designation Rights Property” means any of the Designation Rights Stores and the Nebraska Distribution Center, each of which is subject to Designation Rights.

“Designation Rights Store” means each of Sellers’ retail store locations described on Schedule 1.1(c) attached hereto.

“Disclosure Schedules” has the meaning set forth in Section 4.1 hereof.

“dollar” or “$” means dollars in the lawful currency of the United States of America.

“Domain Names” means any alphanumeric designation registered with or assigned by a domain name register, registry or domain name registration authority as part of an electronic address on the Internet. For clarity, a Domain Name may also embody a Trademark.

“Electronic Delivery” has the meaning set forth in Section 13.5 hereof.

“Employee” means every officer or employee of any Seller who, as of the Closing Date, is employed by one of the Sellers, including any such employee who is on (a) temporary leave for purposes of jury or military duty, (b) vacation, (c) maternity or paternity leave, leave under the Family Medical Leave Act of 1993, approved personal leave or short term-disability or medical leave or (d) any other employer-approved leave of absence.

“Environmental, Health and Safety Requirements” means, as enacted and in effect on or prior to the Closing Date, all applicable Laws concerning Hazardous Substances, worker health and safety, pollution or the protection of the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be considered a single employer with any Seller under Section 4001 of ERISA or Section 414 of the Code.

“Excess Cure Cost” means, with respect to any individual Assigned Agreement, the amount of Cure Costs with respect to such Assigned Agreement as determined by the Bankruptcy Court that exceeds the expected amount of Cure Costs set forth on Schedule 1.1(d) with respect to such Assigned Agreement.

“Excluded Assets” means Sellers’ properties, assets, rights, titles and interests that are not Acquired Assets.

“Excluded Employee Liabilities” means each of the following:

(a)    (i) any Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to, or provide benefits under any Benefit Plan; (ii) any and all Liabilities of any Seller or its ERISA Affiliates arising out of, relating to, or resulting from any Title IV Plan or Multiemployer Plan, or any Benefit Plan providing for retiree health, welfare or other post-employment benefits; and (iii) any and all Liabilities of any Seller under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis (as used in Section 4001 of ERISA or Section 414 of the Code or similar Law or Regulation), as a result of a Seller being an ERISA Affiliate (or term of like import) prior to the Closing Date with respect to any other Person;

(b)    any and all Liabilities of any Seller or its Affiliates arising out of, relating to, or resulting from the services or termination of services with any Seller or its Affiliates of any Participant, or with respect to any applicant for employment or other prospective Participant, including (i) payments, benefits or entitlements that any Seller or any of its Affiliates owe to any such Participant, including (A) wages, salary, other remuneration, (B) insurance premiums and (C) benefits, insurance premiums, or other payments (statutory or otherwise) under any Benefit Plan; (ii) any and all Liabilities under the WARN Act or any other labor or employment laws arising out of, relating to, or resulting from actions, inactions or practices of any Seller or any of its Affiliates; (iii) any and all Liabilities to the extent arising out of, relating to, or resulting from workers’ compensation Claims and occupational health Claims against any Seller or any of its Affiliates or related to the Acquired Assets (including and with respect to Transferred Employees and former employees of any Seller who worked or who were employed at the Acquired Assets); and (iv) any misclassification prior to Closing of any such Participant as an independent contractor rather than as an employee;

(c)    any and all Liabilities arising out of, relating to, or resulting from (i) any employment, severance, retention, termination or similar Contract with any Participant, including any obligation to provide any Tax gross-up or other payment as a result of the imposition of any excise Tax required by Section 4999 of the Code or any Taxes required by Section 409A of the Code; and (ii) any current, former or negotiated Collective Bargaining Agreement; and

(d)    any and all Liabilities arising out of, relating to, or resulting from any lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, Claims or proceedings (including any administrative investigations, charges, Claims, actions or proceedings) relating to any Liabilities described in clauses (a) through (c) above.

“Exhibits” means the exhibits hereto.

“GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body, including the Bankruptcy Court.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Governmental Authority, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Headquarters” means the corporate headquarters of Sellers located at 1926 South 67th Street, Omaha, NE 68106.

“Hire Date” has the meaning set forth in Section 6.5(a) hereto.

“Indiana Distribution Center” means the distribution center of the Business operated at 70 West Commerce Park, County Road 1000 S, Monrovia, Indiana.

“Intellectual Property” means any and all worldwide rights in and to all intellectual property (whether arising under statutory or common law, contract or otherwise), which includes all of the following: (a) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable; (b) Patents; (c) Trademarks, trade dress, trade names, corporate names, fictitious names, translations of any of the foregoing or other source identifiers or indicia of origin, all applications to register any of the foregoing, together with all goodwill associated with any of the foregoing, and any foreign or international equivalent of any of the foregoing; (d) Domain Names and applications and/or registrations therefor; (e) Trade Secrets and know-how; (f) rights in Customer Lists; (g) rights associated with works of authorship (whether copyrightable or not), including Copyrights, design rights, rights in databases, and website and social media site content; (h) rights in social media accounts; and (i) rights in Software.

“Inventory” means “Merchandise” as such term is defined in the Agency Agreement (including, for the avoidance of doubt, all exceptions thereto contained therein).

“IT Assets” means rights, title and interests of Sellers in and to computers, computer hardware, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, telephones, and all other information technology equipment and all associated documentation, but in all cases excluding any Contract.

“JV Agent” has the meaning set forth in the Preamble hereto.

“Knowledge of Sellers” means the actual knowledge, information and belief of Sellers’ senior executive officers, without inquiry, in their respective capacity as senior executive officers of Sellers only and not in their personal capacity or in any other capacity, and without personal Liability, as of the date of this Agreement.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance (including with respect to zoning or other land use matters), code, treaty, convention, rule, regulation, requirement, edict, directive, pronouncement, determination, proclamation or decree of any Governmental Authority.

“Lease” or “Leases” means all leases, subleases, licenses, concessions and other similar agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, in each case pursuant to which any Seller holds any rights or obligations with respect to any Leased Real Property constituting a Designation Rights Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property of Sellers or any of their Affiliates which is used in connection with the Business, including the Headquarters, the Nebraska Distributions Center, the Indiana Distribution Center and each store location.

“Liability” means a Claim of any kind or nature whatsoever (whether known or unknown, direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery or Order of any Governmental Authority.

“Marketing Materials” means all marketing materials, marketing research data, sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print) owned by any Seller and related to any Acquired Asset as of the Closing Date.

“Material Adverse Effect” means any event, change, development, circumstance, effect, condition, state of facts or occurrence which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, developments, circumstances, effects, conditions, states of facts or occurrences, (a) a material adverse effect on or a material adverse change in or to the Acquired Assets, taken as a whole, or (b) a material adverse effect (including a material delay or impairment) on the ability of Sellers to consummate the transactions contemplated by this Agreement on the terms set forth herein and by the other Transaction Documents; provided that no event, change, development, circumstance, effect, condition, state of facts or occurrence related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which a Seller operates; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such earthquakes, hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws, accounting rules, regulatory conditions or political conditions or any action of any Governmental Authority; (v) any effect resulting from the public announcement of this Agreement or the Chapter 11 Cases; (vi) any effect resulting from (A) the commencement or filing of the Chapter 11 Cases, (B) any Order of the Bankruptcy Court or any actions or omissions of Sellers in compliance therewith or (C) any objections in the Bankruptcy Court to (1) this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, (2) the reorganization of Sellers and any related plan of reorganization or disclosure statement, (3) the assumption or rejection of any Contract; (vii) any effect resulting from Sellers taking actions required by the terms of this Agreement; or (viii) any effects resulting from the failure of Sellers to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), except, in the case of clauses (i), (ii), (iii) and (iv), to the extent the same disproportionately adversely affects the Acquired Assets, taken as a whole, as compared to other similarly situated businesses.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Names” means “Gordmans” and “Gordmans Stores” with and without design, and any variations of the foregoing, including any confusingly similar trade names, symbols, Trademarks, service marks, logos and trade dress owned or licensable as of immediately prior to the Closing by either Seller or any of their Affiliates engaged in the conduct of the Business.

“Nebraska Distribution Center” means the distribution center of the Business operated at 9202 F Street, Omaha, Douglas County, Nebraska 68127.

“Occupancy Expenses” has the meaning assigned to such term in the Agency Agreement.

“Order” means any decree, order, injunction, rule, judgment, or Consent of or by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business (including with respect to ordering and purchasing Inventory, and making capital, sales and marketing expenditures) consistent with past practice. For the avoidance of doubt, the “Ordinary Course of Business” shall not include any extraordinary discounting of Inventory.

“Participant” means any current or former officer, director, employee, leased employee, consultant, independent contractor, volunteer, or “temp” or other individual service provider (or their respective beneficiaries) of a Seller or its Affiliates.

“Patents” means United States and foreign patents, patent applications, patent registrations, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions, reissues or renewals, patent disclosures, inventions, discoveries (whether or not patentable or reduced to practice) or improvements thereto and any foreign or international equivalent of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, Consent, exemption, authorization, plan or similar right issued, granted, given or otherwise obtained from or by any Governmental Authority, under the authority thereof or pursuant to any applicable Law.

“Permitted Liens” means (a) title of a lessor under a capital or operating Lease if such Lease is an Assigned Agreement and (b) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

“Personal Information” means a natural Person’s name, street address, zip code, telephone number, e-mail address, social security number, driver’s license number, passport number, credit card number, or user or account number, or any other piece of information (a) that, individually or when combined with other information in a Person’s possession or control or otherwise available to the public, allows such Person to specifically identify a natural Person or (b) that is otherwise considered personally identifiable information or personal data protected under any applicable Regulation.

“Petition Date” has the meaning set forth in the Recitals hereto.

“Potential Acquired Assets” means all assets of Sellers of any kind that either (a) constitute Acquired Assets or (b) will become Acquired Assets if the Designation Rights Property to which such assets relate becomes an Acquired Property.

“Potential Assigned Agreement” means all Leases of Designation Rights Properties and Designation Rights Contracts which Purchaser may designate for assignment and assumption pursuant to the terms of this Agreement.

“Pre-Assignment Period” has the meaning set forth in Section 2.7(b) hereof.

“Purchase Price” has the meaning set forth in Section 3.1 hereof.

“Purchaser” has the meaning set forth in the Preamble hereto.

“Purchaser Allocation” has the meaning set forth in Section 12.1(a) hereof.

“Purchaser Assumption Notice” has the meaning set forth in Section 2.4(a) hereof.

“Purchaser Cure Costs” means, with respect to any individual Assigned Agreement, the amount of Cure Costs with respect to such Assigned Agreement as determined by the Bankruptcy Court (or such lesser amount as may be mutually agreed between Purchaser and the counterparty to such Assigned Agreement); provided that, (i) other than with respect to the Potential Assigned Agreements set forth on Schedule 1.1(e), such amount does not exceed the expected amount of Cure Costs set forth on Schedule 1.1(d) with respect to such Assigned Agreement and (ii) if any individual Assigned Agreement does not appear on Schedule 1.1(d) or if the expected amount set forth on Schedule 1.1(d) with respect to any individual Assigned Agreement is listed as “$ -”, the expected amount set forth on Schedule 1.1(d) with respect to such Assigned Agreement shall be deemed to be $0.

“Purchaser Financial Advisor” means Barclays Capital Inc.

“Purchaser Rejection Notice” has the meaning set forth in Section 2.5(a) hereof.

“Regulation” means any Law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

“Rejected Contract” has the meaning set forth in Section 2.5(a) hereof.

“Rejected Lease” has the meaning set forth in Section 2.5(a) hereof.

“Rejection Order” means an Order of the Bankruptcy Court in form and substance reasonably acceptable to Sellers and Purchaser, that for any Rejected Lease or Rejected Contract, as applicable, designated as such by Purchaser pursuant to Section 2.5, approves the rejection of such Rejected Lease or Rejected Contract, as applicable, pursuant to Section 365(a) of the Bankruptcy Code.

“Sale Order” means the Order of the Bankruptcy Court, substantially in the form of Exhibit B attached hereto and otherwise reasonably acceptable to each of Purchaser, JV Agent and Sellers.

“Schedules” means the schedules attached hereto (including, without limitation, the Disclosure Schedules).

“Seller” has the meaning set forth in the Preamble hereto.

“Seller-Registered IP” has the meaning set forth in Section 4.7(a) hereof.

“Sellers Allocation” has the meaning set forth in Section 12.1(a) hereof.

“Sellers’ Privacy Policy” has the meaning set forth in Section 4.7(d) hereof.

“Software” means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

“Tax” means all federal, state, local, county, foreign, and other taxes, assessments or other governmental charges, in each case in the nature of a Tax and imposed by a Governmental Authority, including any interest, penalties or withholdings in respect of the foregoing.

“Tax Return” means any report, return, declaration or claim for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof, in each case required or permitted to be filed with any Governmental Authority.

“Title IV Plan” means any Benefit Plan subject to Title IV of ERISA.

“Trade Secrets” means trade secrets and other confidential or proprietary information, including confidential or proprietary methods, processes, practices, formulas, designs, assembly procedures, and specifications.

“Trademarks” means United States and foreign trademarks, service marks, designs, logos, brand names, product names, slogans and other indicia of source, including United States and foreign trademark registrations, applications for registration and renewals therefor, and foreign equivalents, all common law rights therein, and all rights to register and obtain renewals and extensions of trademark registrations, together with all goodwill associated with any of the foregoing, and all trademark rights accruing by reason of any international trademark treaty.

“Transaction Documents” means this Agreement, the Agency Agreement and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 12.2 hereof.

“Transferred Employees” has the meaning set forth in Section 6.5(a) hereof.

“Union” has the meaning set forth in Section 4.8(a) hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar state or local Law or Regulation.

Section 1.2.    Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

(a)    accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control;

(b)    “hereof”, “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement;

(c)    “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”;

(d)    “may not” is prohibitive and not permissive;

(e)    “or” is used in the inclusive sense of “or”;

(f)    the singular includes the plural;

(g)    references herein to a specific section, subsection, clause, recital, Schedule or Exhibit shall refer, respectively, to sections, subsections, clauses, recitals, Schedules or Exhibits of this Agreement, unless otherwise specified;

(h)    all payments made pursuant to this Agreement shall be in United States dollars;

(i)    references to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified;

(j)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(k)    with respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including”, as applicable, and the words “to” and “until” each means “to and including”; and

(l)    references herein to any gender shall include each other gender.

ARTICLE II

PURCHASE AND SALE; DESIGNATION RIGHTS; ASSUMPTION OF CERTAIN LIABILITIES

Section 2.1.    Acquisition of Designation Rights; Purchase and Sale of Assets.

(a)    Upon the terms and subject to the conditions of this Agreement and the Sale Order, upon the Closing, Sellers shall sell, transfer, assign and convey, or cause to be sold, transferred, assigned and conveyed, to Purchaser, and Purchaser shall purchase from Sellers, the

Designation Rights. For the avoidance of doubt, the sale, transfer, assignment and conveyance of the Designation Rights provided for herein upon the Closing shall not, in and of itself, effectuate a sale, transfer, assignment or conveyance of any Lease of a Designation Rights Property, any Designation Rights Contract or any other Potential Acquired Assets of Sellers to Purchaser, which shall only be effectuated on an Assignment Date. Subject to the terms and conditions of this Agreement, the Sale Order and the requirements of Section 365(b) of the Bankruptcy Code, Purchaser shall have the right to designate itself as the assignee to which any Lease of a Designation Rights Property or Designation Rights Contract is to be assumed and assigned pursuant to the terms of this Agreement. The Designation Rights with respect to each Designation Rights Asset shall terminate upon the expiration of the Designation Rights Period applicable to such Designation Rights Asset.

(b)    Subject to the terms and conditions set forth in this Agreement (including the terms and entry of the Sale Order), (i) with respect to the Acquired Inventory, the Acquired Intellectual Property, Acquired FF&E and the related Acquired Assets, each as set forth below, on the Closing Date and (ii) with respect to each Acquired Property, any related Acquired Assets, and any Assigned Agreement, on the applicable Assignment Date, each Seller shall sell, contribute, convey, assign, transfer and deliver, or cause to be sold, contributed, conveyed, assigned, transferred and delivered, to Purchaser, free and clear of all Liens (except for the Assumed Obligations and Permitted Liens), whether arising prior to or subsequent to the Petition Date, and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all of Sellers’ rights, titles and interests in, to, and under the Acquired Assets.

(c)    The term “Acquired Assets” means solely the following assets:

(i)    all of Sellers’ rights existing under the Assigned Agreements;

(ii)    all Acquired Inventory;

(iii)    all of Sellers’ rights in and to the Acquired Intellectual Property (including, for the avoidance of doubt, Customer Lists) and all databases, telephone numbers, fax numbers, e-mail addresses, websites, URLs, social media tags and handles, and Domain Names owned or licensed by Sellers, including all rights and remedies related thereto;

(iv)    all non-income Tax Books and Records of Sellers that are used or held for use in, or are arising out of, the operation of the Business at the Acquired Properties;

(v)    all Books and Records pertaining to personnel files of Transferred Employees, to the extent not prohibited by applicable Law or Regulation;

(vi)    all Assumed Permits applicable to the Acquired Properties; and

(vii)    without duplication of the above, all Acquired Property Assets.

(d)    Nothing herein shall be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.

Section 2.2.    Deemed Consents and Cures. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any Assigned Agreement if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, Sellers are authorized to assume and assign to Purchaser such Assigned Agreement pursuant to Section 365 of the Bankruptcy Code and any Cure Cost applicable to such Assigned Agreement has been satisfied by Purchaser on behalf of Sellers, as provided herein.

Section 2.3.    Certain of Parties’ Respective Obligations Before and During Designation Rights Period.

(a)    Sellers’ Obligations.

(i)    From the date hereof through the end of the Designation Rights Period, at Purchaser’s request, and at Purchaser’s sole cost and expense, Sellers shall reasonably cooperate with Purchaser to facilitate Purchaser negotiating with applicable counterparties to (A) enter into an amendment of any Potential Assigned Agreement upon assumption of such Potential Assigned Agreement by Purchaser on the applicable Assignment Date (and Sellers shall reasonably cooperate with Purchaser to the extent reasonably requested by Purchaser in negotiations with the landlords or other counterparties thereof) or (B) otherwise amend or modify any Potential Assigned Agreement to facilitate the transfer of all or any portion of the Potential Acquired Assets to Purchaser; provided that such amendments or modifications would not adversely affect any Seller and shall only be effective upon or after the applicable Assignment Date.

(ii)    From the date hereof through the end of the Designation Rights Period, at Purchaser’s sole cost and expense, Sellers shall make available to Purchaser a data room containing complete copies of all Potential Assigned Agreements as in effect on the date hereof or otherwise during the Designation Rights Period (including, without limitation, all material notices delivered by any Person pursuant thereto or in connection therewith to the extent such notices may relate to any Potential Assigned Agreement during the Designation Rights Period).

(iii)    Purchaser and Sellers acknowledge and agree that, during the Designation Rights Period, subject to the terms of the Agency Agreement, (A) Purchaser shall operate the Designation Rights Stores as agent for Sellers and the JV Agent shall operate the Closing Stores as agent for Sellers, in each case, in accordance with the terms of the Agency Agreement and the Sale Order (provided that Purchaser may elect to allow the JV Agent, subject to the consent of the JV Agent in its sole discretion, to operate the Designation Rights Stores on Purchaser’s behalf) and (B) Purchaser, acting in its sole discretion, may elect either (1) to conduct liquidation sales at any or all of the Designation Rights Stores in accordance with the terms of the Agency Agreement or (2) to operate the Designation Rights Stores in the Ordinary Course of Business.

(b)    Purchaser’s Obligations. Purchaser shall pay (or reimburse Sellers) (i) in accordance with the terms of (and subject to the restrictions set forth in) Section 4 of the Agency Agreement, all Expenses (as defined in the Agency Agreement) incurred in connection with the operation of the Designation Rights Stores during the Designation Rights Period and (ii) all Distribution Center Expenses (as defined in the Agency Agreement) incurred in connection with the operation of the Nebraska Distribution Center during the Designation Rights Period. For the avoidance of doubt, Purchaser (as distinguished from the JV Agent) shall not have any obligation to pay any Expenses with respect to any Closing Stores or the Indiana Distribution Center.

Section 2.4.    Assumption during Designation Rights Period.

(a)    Following Closing, at any time on or prior to the date that is fifteen (15) Business Days prior to the last day of the Designation Rights Period with respect to any Lease of a Designation Rights Property or with respect to any Designation Rights Contract, Purchaser shall have the right, which right may be exercised at any time and from time to time in Purchaser’s sole and absolute discretion, to designate such Lease or such Designation Rights Contract, as applicable, for assumption and assignment and shall provide notice to Sellers (each such notice, a “Purchaser Assumption Notice”) of Purchaser’s election to assume such Lease or such Designation Rights Contract, as applicable, and to require Sellers to assign the same to Purchaser; provided that such designation (and any obligation of Purchaser to consummate any such assumption and assignment) may be conditioned upon any condition identified by Purchaser, acting in its sole discretion, in such Purchaser Assumption Notice or the accompanying Assignment Agreement; provided that (i) Sellers shall not be required to take any actions not otherwise expressly required by the terms of such Lease or such Designation Rights Contract, as applicable, to be assumed and assigned to cause such conditions to be satisfied, (ii) Purchaser shall pay all Purchaser Cure Costs associated with any assumption and assignment of any such Lease or such Designation Rights Contract, as applicable, in accordance with the terms of Section 2.6 and (iii) Purchaser shall be required to provide Purchaser Assumption Notices no later than May 31, 2017 with respect to Leases for at least 50 Designation Rights Stores. Each Purchaser Assumption Notice shall identify the Leases of Designation Rights Properties and the Designation Rights Contracts, as applicable, being assumed and assigned pursuant to the terms of this Agreement.

(b)    Within five (5) Business Days following the date upon which Purchaser delivers a Purchaser Assumption Notice to Sellers, together with an assignment agreement with respect to any Lease or any Designation Rights Contract, as applicable, in form and substance reasonably acceptable to Purchaser and Sellers (the “Assignment Agreement”), executed by Purchaser, Sellers shall (i) deliver to Purchaser a fully executed Assignment Agreement and (ii) file with the Bankruptcy Court and serve on the applicable lessor(s), Designation Rights Contract counterparty(ies) and any other appropriate notice parties, as applicable, an assignment notice of such Lease or such Designation Rights Contract, as applicable, in form and substance reasonably acceptable to Purchaser and Sellers, and shall seek entry by the Bankruptcy Court of an Assignment Order in respect of such Lease (and any related Potential Acquired Assets) or such Designation Rights Contract, as applicable, subject to such Purchaser Assumption Notice; provided that in no event shall any Assignment Date be prior to the date on which the Inventory Taking (as defined in the Agency Agreement) with respect to the Designation Rights Property related to such Lease has been completed pursuant to the Agency Agreement.

(c)    Upon Purchaser’s request, within five (5) Business Days following the entry of an Assignment Order (or, if earlier, not later than the last day of the Designation Rights Period), Sellers shall deliver to Purchaser any instruments reasonably necessary or desirable (in the reasonable judgment of Purchaser) for the due sale, transfer, assignment, conveyance and delivery to Purchaser of any applicable Lease of a Designation Rights Property (and any related Assigned Agreements to such Lease and any other related Acquired Assets) or any Designation Rights Contract, in each case, free and clear of all Liens, other than Permitted Liens, and shall otherwise promptly take (or cause to be taken) all actions (including, without limitation, payment of all Excess Cure Costs in accordance with the terms of this Agreement) reasonably necessary or desirable (in the reasonable judgment of Purchaser) in order to cause such sale, transfer, assignment, conveyance and delivery to become effective.

(d)    The effective date of the sale, transfer, assignment, conveyance and delivery by Sellers to Purchaser of any Lease of a Designation Rights Property (and any related Acquired Assets) or any Designation Rights Contract that is subject to an applicable Purchaser Assumption Notice, pursuant to the terms of this Agreement and the applicable Assignment Agreement shall be the “Assignment Date” with respect to such Lease (and any related Acquired Assets) or such Designation Rights Contract, as applicable; provided that, if Purchaser and the landlord of the Designation Rights Property subject to such Lease shall have mutually agreed in writing to an alternate effective date, the Assignment Date with respect to such Lease shall be such alternate effective date.

(e)    With respect to any Lease of a Designation Rights Property (and any related Acquired Assets) or any Designation Rights Contract designated in a Purchaser Assumption Notice:

(i)    Sellers and Purchaser shall each use commercially reasonable efforts to accomplish, and shall cooperate in good faith with each other in, the resolution of any objections to the proposed assumption and assignment of such Lease (and any related Acquired Assets) or such Designation Rights Contract, as applicable;

(ii)    Purchaser shall provide, to the extent not previously provided, evidence (A) of adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code and (B) that Purchaser is a good faith purchaser for purposes of Section 363(m) of the Bankruptcy Code, including, in both cases, through the provision of such financial information and/or the filing of such affidavits or declarations with the Bankruptcy Court as may reasonably be requested by Sellers; and

(iii)    Except as expressly provided herein or in the Agency Agreement, Purchaser shall have no Liability or obligations, other than for the payment of Purchaser Cure Costs and certain Expenses (as provided herein or in the Agency Agreement), with respect to any Liabilities, claims, damages or other obligations of any Seller under such Lease or otherwise with respect to the Designation Rights Property subject to such Lease or arising under such Designation Rights Contract (including, in each case, with respect to any related assets sold, transferred, assigned and conveyed together with such Lease or Designation Rights Contract), whether arising before or after the Petition Date; provided that Purchaser shall assume the Assumed Obligations in accordance with the terms of this Agreement.

(f)    Except as otherwise set forth in this ARTICLE II, each Person shall bear their own costs and expenses in respect of obtaining entry of an Assignment Order and otherwise implementing the sale, transfer, assignment, conveyance and delivery of any Lease (and any related Potential Acquired Assets) or any Designation Rights Contract, as applicable, that is subject to an applicable Purchaser Assignment Notice to Purchaser, including, without limitation, the filing and prosecution of any motions or other papers with respect to the same.

Section 2.5.    Rejection.

(a)    At any time on or prior to the end of the Designation Rights Period with respect to any Lease of a Designation Rights Property or any Designation Rights Contract, Purchaser shall have the right, which right may be exercised at any time and from time to time in Purchaser’s sole and absolute discretion, to designate such Lease or such Designation Rights Contract for rejection and provide notice to Sellers (each such notice, a “Purchaser Rejection Notice”) of Purchaser’s election to require Sellers to reject such Lease (such Lease, a “Rejected Lease”) or such Designation Rights Contract (such Designation Rights Contract, a “Rejected Contract”) and terminate and surrender such Designation Rights Property to the lessor thereof or terminate such Designation Rights Contract, as applicable. Any Lease of a Designation Rights Property and any Designation Rights Contract that is not subject to a Purchaser Assumption Notice at the end of the Designation Rights Period shall be deemed to be a Rejected Lease or a Rejected Contract, respectively.

(b)    Within five (5) Business Days following the date upon which Purchaser delivers a Purchaser Rejection Notice to Sellers, Sellers shall take all reasonable actions (including, without limitation, actions required under Section 365 of the Bankruptcy Code) to seek and obtain a Rejection Order from the Bankruptcy Court in respect of such Rejected Lease or Rejected Contract, as applicable, and, with respect to any Rejected Lease, Purchaser shall vacate the applicable Designation Rights Property and deliver to Sellers the keys to such Designation Rights Property and to leave such Designation Rights Property in “broom clean” condition, ordinary wear and tear excepted, if in the possession of Purchaser, to ensure Sellers’ ability to surrender within the aforementioned five (5) Business Day period; provided that in no event shall the effective date of any Rejection Order applicable to a Rejected Lease be prior to the date on which the Inventory Taking with respect to the Designation Rights Property related to such Lease has been completed pursuant to the Agency Agreement. As of the date that is five (5) Business Days after the date of the Purchaser Rejection Notice, Purchaser shall have no further obligation or Liability with respect to the applicable Rejected Lease or the related Designation Rights Property (including any related Potential Acquired Asset), or the applicable Rejected Contract except with respect to obligations and Liabilities with respect to such Rejected Lease and the related Designation Rights Property, arising during the Designation Rights Period, and Sellers shall thereafter be solely responsible for all amounts payable or other obligations or Liabilities that may be owed in connection with such Rejected Lease and the related Designation Rights Property or such Rejected Contract, as applicable.

(c)    Each Person shall bear their own costs and expenses in respect of obtaining entry of any Rejection Order, including, without limitation, the filing and prosecution of any motions or other papers with respect to the same.

Section 2.6.    Obligations in Respect of Cure Costs.

(a)    On March 21, 2017, Sellers filed with the Bankruptcy Court a Notice of Potential Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with the Disposition of Certain of the Debtors’ Assets and the Proposed Cure Costs containing a schedule (which is attached as Schedule 1.1(d) hereto) of the estimated amounts required to be paid with respect to certain Potential Assigned Agreements to cure all monetary defaults under such Potential Assigned Agreements to the extent required by Section 365(b) of the Bankruptcy Code and otherwise satisfy all requirements imposed by Section 365(d) of the Bankruptcy Code (the actual amounts of such costs, the “Cure Costs”).

(b)    On each Assignment Date, pursuant to Section 365 of the Bankruptcy Code, the Sale Order and the applicable Assignment Order, Sellers shall assume and assign to Purchaser the applicable Acquired Lease (and any related Acquired Assets) and any other Assigned Agreements, as applicable, that is subject to an applicable Purchaser Assumption Notice and shall (i) pay all undisputed Excess Cure Costs with respect to such Acquired Lease and Assigned Agreements to the appropriate counterparty and (ii) pay any disputed Excess Cure Costs into a segregated account for later determination by the Bankruptcy Court, each subject to provision of adequate assurance by Purchaser as may be required under Section 365 of the Bankruptcy Code and payment by Purchaser of the Purchaser Cure Costs in respect of such Acquired Lease and Assigned Agreements. Sellers shall be solely responsible for the payment, performance and discharge when due of all Liabilities under or relating to the Acquired Assets with respect to the applicable Acquired Property, including such Acquired Lease and any other Assigned Agreements, arising prior to such Assignment Date (other than such Purchaser Cure Costs and certain Expenses (as provided herein or in the Agency Agreement) and, for the avoidance of doubt, Assumed Obligations).

Section 2.7.    Assumption of Assumed Obligations.

(a)    Subject to the terms and conditions set forth in this Agreement (including Section 2.3 hereto), at the Closing or the applicable Assignment Date, as applicable, Purchaser shall assume and agree to discharge when due in accordance with their respective terms and subject to the respective conditions thereof the obligations under the Assigned Agreements (including Purchaser Cure Costs) (collectively, the “Assumed Obligations”).

(b)    Notwithstanding anything in this Agreement to the contrary, Sellers hereby acknowledge and agree that Purchaser is not assuming from Sellers, or in any way responsible for, any other obligations, Claims or Liabilities of Sellers that are not Assumed Obligations, including the Excluded Employee Liabilities (except to the extent constituting Expenses payable by Purchaser pursuant to the terms of the Agency Agreement). For the avoidance of doubt, (i) Purchaser (except to the extent such obligations constitute Purchaser Cure Costs) shall not have any obligations in respect of any portion of any year-end (or other) adjustment (including, without limitation, for royalties, rents, utilities, Taxes, insurance, fees, any common area or other maintenance charges, promotion funds and percentage rent) arising under any Acquired Lease or other Assigned Agreement for the calendar year in which the applicable Assignment Date occurs attributable to the portion of such calendar year occurring prior to the applicable Assignment Date or for any previous calendar year (the “Pre-Assignment Period”), and Sellers shall fully indemnify and hold harmless Purchaser with respect thereto and (ii) to the extent there is a refund from any landlord in respect of the Pre-Assignment Period, Sellers shall be entitled to such refund.

Section 2.8.    Acquired Inventory. The parties shall cause an Inventory Taking to be conducted by the Inventory Taker (each as defined in the Agency Agreement) in accordance with the terms of the Agency Agreement. At the Closing, in accordance with Section 3.1 and the Agency Agreement, Purchaser shall pay the applicable portion of the Cash Consideration to Sellers, which Cash Consideration includes the amount payable with respect to the Acquired Inventory.

ARTICLE III

BASIC TRANSACTION

Section 3.1.    Purchase Price. The aggregate purchase price for the sale, contribution, conveyance, assignment, transfer and delivery of the Designation Rights and Sellers’ right, title and interest in, to and under the Acquired Assets by Sellers to Purchaser under the terms of this Agreement (the “Purchase Price”) shall be (a) an amount in cash equal to the applicable portion of the Guaranteed Amount (as defined in the Agency Agreement) to be paid by Purchaser to Sellers in accordance with and subject to the terms of the Agency Agreement, (b) an amount equal in cash equal to the product of (i) the aggregate amount of net sale proceeds paid by JV Agent to Sellers from all sales of Owned FF&E located at the Closing Stores pursuant to Section 7.1 of the Agency Agreement, and (ii) a fraction, (x) the numerator of which is equal to the aggregate gross square footage of all of the Designation Rights Stores and (y) the denominator of which is equal to the aggregate gross square footage of all of the Closing Stores, to be paid by Purchaser to Sellers no later than five (5) days after the Final Reconciliation (as defined in the Agency Agreement) between Sellers and JV Agent pursuant to Section 8.7 of the Agency Agreement (the sum of the amounts set forth in clause (a) and (b), the “Cash Consideration”) and (c) the assumption by Purchaser of the Assumed Obligations in accordance with and subject to the terms of this Agreement. Other than the payment of the applicable Purchaser Cure Costs and the assumption of Assumed Obligations on any subsequent Assignment Date in accordance with the terms of this Agreement or as otherwise expressly provided in this Agreement or the other Transaction Documents, no additional consideration shall be required to be paid by Purchaser to Sellers in connection with any exercise by Purchaser of the Designation Rights or the sale, transfer, assignment, conveyance and delivery to Purchaser of the Acquired Assets at the Closing or any applicable Assignment Date.

Section 3.2.    Deposit. Upon the execution hereof, Purchaser has made a deposit in the aggregate amount equal to $3,500,000 by wire transfer of immediately available funds into an account designated by Sellers pursuant to the Bidding Procedures (the “Deposit”), to be released and delivered (together with all accrued investment income thereon) to Purchaser, or Sellers, as applicable, in accordance with the Bidding Procedures and the Agency Agreement.

Section 3.3.    Further Assurances. From time to time after the Closing and without further consideration, (a) Sellers, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer, which are in a form reasonably acceptable to Sellers and Purchaser, as Purchaser may reasonably request in order to consummate the purchase and sale of the Acquired Assets as contemplated hereby and (b) Purchaser, upon the request of Sellers, shall execute and deliver such documents and instruments of contract assumption, which are in a form reasonably acceptable to Sellers and Purchaser, as Sellers may reasonably request in order to confirm Purchaser’s Liability for the obligations specifically assumed hereunder. From and after the date hereof until the end of the Designation Rights Period, Sellers, upon the written request of Purchaser, shall provide Purchaser with reasonable access to, and use of, the Headquarters and the Nebraska Distribution Center and any assets therein, and cause the respective employees and representatives of Sellers, to the extent such employees and representatives are still employed or retained by Sellers after the Closing, to cooperate with all reasonable requests of Purchaser, in all cases in order to assist Purchaser to effectively transfer all and any portion of the Acquired Assets to Purchaser (e.g., transferring data files and other information technology files). For clarity, Sellers shall not be responsible for any costs or expenses (including filing fees and attorneys’ or other professional fees) associated with recording or perfecting (a) the transfer and assignment of the Acquired Intellectual Property from Sellers to Purchaser or (b) any loan documents evidencing or securing a loan made to Purchaser by Purchaser’s lender(s).

Section 3.4.    Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under applicable Law. To the extent amounts are so deducted and withheld on payments made by Purchaser, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The applicable payor shall provide Sellers with a written notice of such payor’s intention to withhold at least five (5) Business Days prior to Closing, and the parties hereto shall reasonably cooperate to reduce or eliminate amounts deducted and withheld from payments made pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 4.1.    Sellers’ Representations and Warranties. Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement, except as expressly set forth in the disclosure schedules delivered by Sellers to Purchaser on the date hereof (the “Disclosure Schedules”). The information disclosed in any numbered part of the Disclosure Schedules is intended to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided that any event, fact or circumstance disclosed in the Disclosure Schedules shall be deemed to be a disclosure for each other section of this Agreement to the extent it is reasonably apparent from the face of such disclosure that it would also qualify such other section.

Section 4.2.    Power and Authority; Validity of Agreement. Subject to entry of the Sale Order or any other necessary authorization of the Bankruptcy Court, each Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. No other corporate or organizational proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which any Seller is a party have been duly executed and delivered by such Seller, except such Transaction Documents that are required by the terms hereof to be executed and delivered by such Seller after the date hereof, in which case such Transaction Documents shall be duly executed and delivered by such Seller at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court and to the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, all such Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms.

Section 4.3.    Organization and Standing. Each Seller is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the state of its formation and, except where the failure to obtain such qualification would not reasonably be expected to have a Material Adverse Effect, has full power and authority to own, lease and operate its properties and assets and to conduct its business in every jurisdiction as presently conducted.

Section 4.4.    No Conflicts or Violations. Subject to any necessary authorization of the Bankruptcy Court, and except to the extent any of the following is not enforceable due to operation of the Sale Order, the execution, delivery and performance of the Transaction Documents to which any Seller is a party and the consummation of the transactions contemplated thereby by such Seller do not and shall not (a) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or (b) (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under or (iii) result in a violation of the provisions of the articles of formation, the limited liability company agreement or other constitutive documents of Sellers.

Section 4.5.    Title to Assets.

(a)    Sellers have title to, or a leasehold interest in or all rights to use, the Potential Acquired Assets.

(b)    Subject to entry of the Sale Order, (i) Sellers have the power and the right to sell, assign and transfer the Potential Acquired Assets and (ii) upon the Closing or the applicable Assignment Date, as applicable, Sellers will sell and deliver to Purchaser, and Purchaser will acquire, title to or rights in the applicable Acquired Assets, free and clear of all Liens (except for the Assumed Obligations and Permitted Liens).

Section 4.6.    Contracts. Schedule 4.6 includes an accurate list of the material Contracts as of the date hereof to which a Seller is a party that are necessary to operate the

Business as presently conducted by Sellers (other than (i) any Contracts exclusively related to any Closing Store or the Indiana Distribution Center and (ii) the Leases set forth on Schedule 4.10(b)), and Sellers have made available, or within five (5) days after the date hereof shall make available, true and complete copies of all such Contracts, including all amendments thereto, set forth on Schedule 4.6.

Section 4.7.    Intellectual Property.

(a)    Schedule 4.7(a) sets forth an accurate list of all United States and foreign (i) issued Patents and pending applications for Patents, (ii) registered Trademarks and pending applications for Trademarks, (iii) material registered Copyrights, (iv) Domain Names and (v) social media accounts, in each case which is owned by, or registered in the name of, a Seller (collectively, the “Seller-Registered IP”) (indicating for each, as applicable, the owner(s), jurisdiction and, as applicable, the application or registration number and date of filing). Except as set forth on Schedule 4.7(a), Sellers are the sole and exclusive owners (or registered users, as applicable) of all right, title and interest in all of the Seller-Registered IP that constitutes Intellectual Property related to any Potential Assigned Agreement.

(b)    Sellers have taken commercially reasonable measures to (i) protect the confidentiality of the material Trade Secrets and Customer Lists of Sellers and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information.

(c)    Each Seller has, at all times since January 1, 2015, operated and conducted its business in material compliance with all Data Security Requirements.

(d)    Each Seller has adopted or is otherwise subject to a written privacy policy (the “Sellers’ Privacy Policy”) with respect to protection of the confidentiality of Personal Information collected from customers of each such Seller. The transfer of such Personal Information to Purchaser pursuant to the terms of this Agreement is consistent with, and will not violate, Sellers’ Privacy Policy as currently in effect and applicable Law.

Section 4.8.    Labor Matters.

(a)    None of Sellers are party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements and other similar agreements (each, a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each, a “Union”, and collectively “Unions”).

(b)    To the Knowledge of Sellers, in the past three (3) years, (i) no Union or group of employees (or former employees) of any Seller has organized any employees for purposes of collective bargaining, sought to bargain collectively with any of Sellers, made a demand for recognition or certification as an employee representative for purposes of collective bargaining or filed a petition for recognition with any Governmental Authority; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by any of Sellers; and (iii) in the past three (3) years, there have been no material strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs or other material forms of organized labor disruption with respect to any of Sellers.

(c)    Within the past three (3) years, Sellers have not failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under the WARN Act. Except as (i) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to procedures established in connection with the Chapter 11 Cases: (A) within the past three (3) years, Sellers have been in compliance with all applicable Laws and Regulations relating to labor and employment, including all Laws and Regulations relating to employment practices; (B) there are no pending, or to the Knowledge of Sellers, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, Claims or proceedings (including any administrative investigations, charges, Claims, actions or proceedings), against Sellers or their Affiliates alleging violation of any labor or employment Law or Regulation or breach of any Collective Bargaining Agreement; and (C) each employee of each Seller has all work permits, immigration permits, visas or other authorizations required by any applicable Law or Regulation for such employee given the duties and nature of such employee’s employment.

Section 4.9.    Employee Benefits.

(a)    No Benefit Plan: (i) is, or has been within the past six (6) years, a Title IV Plan or subject to Section 412 of the Code; (ii) is maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) is subject to Sections 4063 or 4064 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. No Seller has terminated any Title IV Plan within the last six (6) years or incurred any outstanding Liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

(b)    None of the Sellers or any of their respective ERISA Affiliates contributes to, or is obligated to contribute to or has any Liability with respect to any Multiemployer Plan, including any Liability due to a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA.

(c)    No Seller or any organization to which such Seller is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(d)    Except for any payment that is otherwise excused as a result of the Chapter 11 Cases, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment becoming due and payable, or increase the amount of any compensation due and payable, or accelerate the time of payment or vesting of any compensation or benefits provided, to any Participant.

(e)    Except in connection with the Chapter 11 Cases, Sellers have no plan, contract or commitment, whether legally binding or not, to create any new employee benefit or compensation plans, policies or arrangements for any Transferred Employee.

Section 4.10.    Real Property.

(a)    Sellers do not own any real property.

(b)    Schedule 4.10(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for such Leased Real Property.

(c)    Sellers have all material Permits required in connection with the operation of all each Designation Rights Property.

(d)    Each Designation Rights Property is supplied with utilities and other services necessary for the operation of said properties.

Section 4.11.    Brokers. Other than Duff & Phelps, no Seller has incurred any Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby and in the other Transaction Documents.

Section 4.12.    Environmental, Health and Safety Matters.

(a)    To the Knowledge of Sellers, each Seller is in compliance with all applicable Environmental, Health and Safety Requirements with respect to the Business and the Leased Real Property, except in any such case where the failure to be in compliance would not have a Material Adverse Effect, and there are no Liabilities under any Environmental, Health and Safety Requirements with respect to the Business which would have a Material Adverse Effect.

(b)    To the Knowledge of Sellers, there has been no release, threatened release, contamination or disposal of Hazardous Substances at any Leased Real Property, or waste generated by any Seller or any legally responsible predecessor corporation thereof, that has given or could reasonably be expected to give rise to any Liability under any Environmental, Health and Safety Requirement that would have a Material Adverse Effect.

Section 4.13.    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this ARTICLE IV, Purchaser acknowledges and agrees that no Seller nor any other Person (including Sellers) on behalf of any Seller makes, and Purchaser is not relying on, any other express or implied representation or warranty with respect to Sellers (including representations and warranties as to the condition of the Acquired Assets or the Business) or with respect to any other information provided to Purchaser. No Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or use by Purchaser of, and Purchaser is not relying on, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b)    In connection with the investigation by Purchaser, Purchaser has received or may receive from Sellers or Persons (including Sellers and Sellers’ other representatives) on behalf of Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) and (iv) Purchaser shall have no claim against any Person (including Sellers) with respect thereto. Accordingly, Purchaser acknowledges and agrees that no Seller and no Person (including Sellers) on behalf of Sellers makes, and Purchaser is not relying on, any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows as of the date of this Agreement:

Section 5.1.    Power and Authority; Validity of Agreement. Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. No other corporate or organizational proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser, except such Transaction Documents that are required by the terms hereof to be executed and delivered by Purchaser after the date hereof, in which case such Transaction Documents shall be duly executed and delivered by Purchaser at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court and to the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, all such Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms.

Section 5.2.    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.

Section 5.3.    No Conflicts or Violations. Subject to any necessary authorization of the Bankruptcy Court, and except to the extent any of the following is not enforceable due to operation of the Sale Order, the execution, delivery and performance of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated thereby by Purchaser do not and shall not (a) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or (b) (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under or (iii) result in a violation of (A) the provisions of the articles of incorporation, by-laws or other constitutive documents of Purchaser or (B) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Purchaser is bound or affected or any Law, statute, rule, Regulation or Order to which Purchaser is subject, except in clause (B), as would not reasonably be expected to have a material adverse effect (including a material delay or impairment) on Purchaser’s ability to consummate the transactions contemplated hereby and by the other Transaction Documents.

Section 5.4.    Brokers. Purchaser has incurred no Liability to any broker, finder or agent (other than Purchaser Financial Advisor) with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby and in the other Transaction Documents.

Section 5.5.    Purchaser’s Acknowledgment. Purchaser is not aware of any facts or circumstances, which (with or without notice or lapse of time or both) would cause any representations or warranties of any Seller to be untrue or incorrect in any respect.

Section 5.6.    Acquired Assets “AS IS”, Purchaser’s Acknowledgment Regarding Same. Purchaser agrees, warrants and represents that, except as set forth in this Agreement, (a) Purchaser is purchasing the Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Purchaser’s own investigation of the Acquired Assets and (b) none of the Sellers, nor any broker, agent, officer, employee, servant, attorney or representative of Sellers has made, and Purchaser is not relying on, any warranties, representations or guarantees, express, implied or statutory, written or oral, with respect to the Acquired Assets or the Business or any part of the Acquired Assets, the Business or the physical condition of the Acquired Assets. Purchaser further acknowledges and agrees that the Purchase Price has been agreed upon by Sellers and Purchaser after good-faith, arms-length negotiation in light of Purchaser’s agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS”. Purchaser agrees, warrants, and represents that, except as set forth in this Agreement, Purchaser has relied, and shall rely, solely upon Purchaser’s own investigation of all such matters and that Purchaser assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, NO PERSON (INCLUDING SELLERS) ON BEHALF OF ANY SELLER MAKES, AND PURCHASER IS NOT RELYING ON, ANY EXPRESS WARRANTY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, ANY FIXTURES OR THE ACQUIRED ASSETS OR THE BUSINESS.

Section 5.7.    Financial Capability. Purchaser (a) has, as of the date of this Agreement, and will have at Closing, sufficient cash funds or cash financing available to pay the Cash Consideration and any expenses incurred or payable by Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Documents, (b) has, as of the date of this Agreement, and will have at Closing, the resources and capabilities (financial and otherwise) to perform Purchaser’s obligations hereunder and to consummate the transactions contemplated by this Agreement and the Transaction Documents and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities.

Section 5.8.    Privacy. Purchaser has adopted a written privacy policy with respect to protection of the confidentiality of Personal Information regarding the customers and employees of Purchaser, and such policy complies with all applicable Laws.

ARTICLE VI

COVENANTS OF SELLERS; OTHER AGREEMENTS BY BOTH PARTIES

Section 6.1.    Consents and Approvals; Access.

(a)    Each of the parties hereto shall use commercially reasonable efforts to obtain any authorizations, Consents and approvals of any Governmental Authority in connection with the matters contemplated by this Agreement and the other Transaction Documents.

(b)    From the date of this Agreement until the end of the Designation Rights Period or earlier termination of this Agreement, each Seller shall provide, and shall cause its employees and representatives to provide, during regular business hours and upon reasonable notice (to the extent such employees and representatives are still employed or retained by Sellers at such time), all reasonable cooperation in connection with the following, to the extent and only to the extent related to the Potential Acquired Assets (including, for the purposes of this Section 6.1, any Potential Assigned Agreement) and the consummation of the transactions contemplated hereby: (i) knowledge transfer from the employees and representatives of Sellers to Purchaser and its employees and representatives that is reasonably requested to expedite and implement the successful transfer of the Potential Acquired Assets; (ii) providing copies of documentation (such as training manuals and procedures) needed to use or exploit the Potential Acquired Assets; and (iii) coordinating with Purchaser’s selected vendors to communicate any information that is required by such vendors to support any necessary requirements for new systems to operate the Potential Acquired Assets after the Closing or the applicable Assignment Date, as applicable. For clarity, Sellers shall not be responsible for any costs or expenses (including filing fees and attorneys’ or other professional fees) associated with recording or perfecting the transfer and assignment of the Acquired Intellectual Property from Sellers to Purchaser.

(c)    From the date of this Agreement until the end of the Designation Rights Period or earlier termination of this Agreement, each Seller shall use commercially reasonable efforts to remain in material compliance with Sellers’ Privacy Policy and shall reasonably cooperate with Purchaser to ensure that the transfer of all Personal Information to Purchaser in connection with the transactions contemplated hereby will be consistent with Sellers’ Privacy Policy and permitted under the Bankruptcy Code and any other applicable Law.

Section 6.2.    Further Assurances.

(a)    Sellers will use commercially reasonable efforts to timely obtain any Consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable; provided that nothing herein shall require Sellers to make any payments to obtain any Consents.

(b)    Sellers and Purchaser shall execute such documents, which are in a form reasonably acceptable to Sellers and the Purchaser, and use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary or proper to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including to address matters related to the conveyance of any Customer List identified by the Sale Order). Sellers and Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in ARTICLE VIII and ARTICLE IX, respectively, of this Agreement; provided that nothing herein shall require Sellers to incur any costs or expenses or make any payments to cure any breaches of the representations and warranties set forth in ARTICLE IV.

(c)    Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the end of the Designation Rights Period or earlier termination of this Agreement, none of the Sellers shall: (i) sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Potential Acquired Assets (including, prior to the end of the Designation Rights Period, any Potential Assigned Agreement) or any interests therein, other than the sale of Inventory in the Ordinary Course of Business; (ii) grant any licenses or other rights to or under any Acquired Intellectual Property (including, for purposes of this Section 6.2(c), any Intellectual Property related to any Potential Assigned Agreement) other than in the Ordinary Course of Business or pursuant to the terms of the Agency Agreement or abandon, permit to lapse or otherwise dispose of any such Intellectual Property except for such Intellectual Property that is not, in Sellers’ reasonable business judgment, material to the Business; or (iii) amend, modify, terminate, permit to lapse or otherwise waive any rights under any Potential Assigned Agreement.

Section 6.3.    Bankruptcy Actions.

(a)    Sellers shall provide appropriate notice of any applicable hearings, as is required by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, to all Persons entitled to notice. Sellers shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted to Purchaser prior to their filing with the Bankruptcy Court for Purchaser’s review.

(b)    Sellers shall use their reasonable best efforts to file and have entered the Sale Order on or before April 6, 2017.

(c)    The parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, including, with respect to Sellers, sharing in advance any drafts thereof for Purchaser’s review and comment. Each Seller shall promptly provide Purchaser and its counsel with copies of all notices, filings and Orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to any Order related to any of the Transactions. No Seller shall seek any modification to the Bidding Procedures Order or the Sale Order by the Bankruptcy Court or any other Governmental Authority of competent jurisdiction to which a decision relating to the Chapter 11 Cases have been appealed, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld).

(d)    If the Sale Order, or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order and the Sale Order, or other such Order), subject to rights otherwise arising from this Agreement, Sellers shall use reasonable best efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

(e)    Notwithstanding anything expressed or implied herein to the contrary, other than in the Ordinary Course of Business, Sellers shall not consent or agree to the allowance of any Claim to the extent it would constitute an Assumed Obligation without the prior written consent of Purchaser. Each Seller shall use reasonable best efforts to cause the Sale Order to provide that Purchaser will have standing in the Chapter 11 Cases to object to the amount of any Claim to the extent it would constitute an Assumed Obligation and that the Bankruptcy Court will retain the right to hear and determine such objections.

(f)    Sellers shall cause any plan of reorganization or liquidation approved in the Chapter 11 Cases to permit assumption and rejection of Sellers’ executory Contracts and unexpired Leases of real property through the end of the Designation Rights Period.

Section 6.4.    Conduct of the Business.

(a)    Sellers and Purchaser acknowledge and agree that Purchaser will act as Sellers’ exclusive agent for the purposes of conducting sales in the ordinary course of business in the Designation Rights Stores pursuant to the terms of the Agency Agreement; provided that, for the avoidance of doubt, except (i) as may be required by the terms of this Agreement, (ii) as may be required, authorized or restricted pursuant to the Bankruptcy Code, pursuant to an Order of the Bankruptcy Court upon motion by Sellers with Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) or pursuant to the terms of any Cash Collateral Order or (iii) as otherwise agreed to in writing by Purchaser (including, without limitation, pursuant to the Agency Agreement), from the date hereof until the end of the Designation Rights Period, Sellers shall not undertake or permit (x) any extraordinary discounting of Inventory or (y) any other material change to the use, occupancy, maintenance and operation (including hours of operation) of the Designation Rights Properties.

(b)    Without limiting (i) the generality of the foregoing or (ii) the obligations of the JV Agent or Purchaser under the Agency Agreement, Sellers shall pay when due any and all, and shall perform all maintenance and other obligations encompassed by, Occupancy Expenses and Distribution Center Expenses, as applicable, with respect to each Designation Rights Property and the related Lease solely to the extent arising during the period commencing on the Petition Date through the end of the Designation Rights Period at such times, to such extent or standard, and in such amounts as are required under the terms of the applicable Lease and any other applicable agreement pertaining to such Designation Rights Property or Lease; provided that Sellers shall be entitled to reimbursement for such Occupancy Expenses from the Purchaser and the JV Agent as and to the extent provided in Section 4 of the Agency Agreement and Section 2.3(b) hereof. Sellers shall not pay any amount due from Sellers pursuant to any provision of this Agreement using any security deposit associated with any Designation Rights Asset, Lease or other related Potential Assigned Agreement. For the avoidance of doubt, no such post-Petition Date obligations in respect of Leases or any other Potential Assigned Agreements shall be considered Cure Costs under this Agreement.

Section 6.5.    Employee Matters.

(a)    Purchaser shall determine which Employees, if any, to offer employment to, in its sole discretion, and shall thereafter promptly notify Sellers in writing of such determination. Only Employees who are offered and accept such offers of employment with Purchaser based on the initial terms and conditions set by Purchaser and then actually commence employment with Purchaser will become “Transferred Employees” as of the applicable Assignment Date or such other date after the Assignment Date but prior to the end of the Designation Rights Period as may be determined by Purchaser (such date, the “Hire Date”). Sellers shall terminate, or shall cause to be terminated, on the applicable Hire Date, the employment of such Employees who are offered and accept offers of employment with Purchaser as of such Hire Date pursuant to this Section 6.5(a). Notwithstanding the foregoing, nothing herein will impose on Purchaser any obligation to retain any Transferred Employee in its employment for any amount of time or on any terms and conditions of employment after the applicable Hire Date. The employment of each such Transferred Employee with Purchaser (including any Transferred Employee who may be on leave of absence) will commence on the applicable Hire Date. Purchaser shall not be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment on the applicable Hire Date or in connection with any offer of employment from Purchaser, and such benefits (if any) shall remain obligations of Sellers.

(b)    From and after the date hereof, Sellers shall provide Purchaser, its Affiliates, and their representatives with reasonable access to the Employees and with information, including employee records and Benefit Plan data, reasonably requested by Purchaser and such Affiliates, except as otherwise prohibited by applicable Law or Regulation.

(c)    For purposes of payroll Taxes with respect to the Transferred Employees, Sellers shall treat the transactions contemplated by this Agreement, as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-(b)(2); and as such, Sellers and Purchaser shall report on a basis as set forth under the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320.

(d)    With respect to Transferred Employees, Purchaser will have full responsibility under the WARN Act relating to any act or omission of Purchaser after the applicable Hire Date. With respect to the Employees, Sellers will have full responsibility under the WARN Act relating to any act or omission of Sellers prior to and on the applicable Hire Date. Sellers shall be responsible for all other WARN Act Liabilities relating to the periods prior to and on the applicable Hire Date, including any such Liabilities that result from Employees’ separation of employment from Sellers and/or Employees not becoming Transferred Employees pursuant to this Section 6.5. Sellers have issued prior to the date of this Agreement, all WARN Act notices to the applicable Employees and all other parties required to receive notice under the WARN Act.

(e)    For the avoidance of doubt and without limiting the generality of Section 2.1(d), Purchaser will not assume or be liable for any Excluded Employee Liabilities (except to the extent constituting Expenses payable by Purchaser pursuant to the terms of the Agency Agreement). Purchaser does not accept or assume any Collective Bargaining Agreements to which any Seller is a party to or subject to, and expressly declines to be bound by or accept the terms of any such Collective Bargaining Agreements. Purchaser shall not be obligated to, and does not, accept or adopt any wage rates, employee benefits, employee policies, or any other terms and conditions of employment.

(f)    All provisions contained in this Agreement with respect to employee benefit plans or compensation of Transferred Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein: (i) shall confer upon any former, current or future employee of Sellers or Purchaser, or any other Participant, or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period; (ii) shall cause the employment status of any former, present or future employee to be other than terminable at will; or (iii) shall confer any third party beneficiary rights upon any Transferred Employee or any dependent or beneficiary thereof or any heirs or assigns thereof. This Agreement is not intended to and shall not be construed to amend, modify or terminate any employee benefit plan (including, without limitation, as such term is defined under Section 3(3) of ERISA), program or arrangement.

Section 6.6.    No Successor Liability. The parties intend that, except as included in the Assumed Obligations, upon the Closing, Purchaser shall not be deemed to: (a) be the successor of or successor employer to Sellers, including with respect to COBRA, any Collective Bargaining Agreements, any Benefit Plans (including with respect to any withdrawal Liability) and any common law successor Liability; (b) have, de facto, or otherwise, merged with or into Sellers; (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (d) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the parties intend that Purchaser shall not be liable for any Liens (other than Assumed Obligations and Permitted Liens) against any Seller or any of its predecessors or Affiliates, and that Purchaser have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date or whether fixed or contingent, existing or hereafter arising, with respect to the Business, the Acquired Assets or any Liabilities of any Seller arising prior to the Closing Date. The parties agree that the provisions substantially in the form of this Section 6.6 shall be reflected in the Sale Order.

Section 6.7.    Name Changes. No later than twenty (20) Business Days following the Closing Date, each Seller shall: (a) change its corporate name to a name which does not use the name “Gordmans Stores”, “Gordmans” or any other name that incorporates any of the foregoing or is otherwise confusingly similar to the foregoing in any manner whatsoever; and (b) use its reasonable best efforts to change the caption of the Chapter 11 Cases to names that are not similar to any of the foregoing names. Following such period, none of Sellers shall use, or file any motion to change the caption of the Chapter 11 Cases to, any Trademark, including any name, slogan or logo, which is similar or confusingly or deceptively similar to any of the Names, Trademarks or service marks included in the Acquired Intellectual Property.

ARTICLE VII

COVENANTS OF PURCHASER

Section 7.1.    Further Assurances. Purchaser shall execute such documents and use commercially reasonable efforts to take or cause to be taken such further actions as may be reasonably requested by Sellers to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in ARTICLE IX of this Agreement.

Section 7.2.    Adequate Assurance Regarding Assigned Agreements. As adequate assurance of the future performance of the Assigned Agreements, Purchaser covenants (a) to perform following the Closing the obligations arising after the Closing (except with respect to Cure Costs other than Purchaser Cure Costs) under each Assigned Agreement and (b) as Sellers may reasonably request prior to the assignment of the Assigned Agreements to Purchaser, to provide reasonably requested evidence sufficient to demonstrate Purchaser’s ability to perform such obligations under the Assigned Agreements.

Section 7.3.    Intellectual Property License. Purchaser hereby grants to Sellers and their Affiliates, effective immediately upon the Closing, a non-exclusive, worldwide, royalty-free, fully paid-up, non-sublicensable, license to the Acquired Intellectual Property (subject to applicable Data Security Requirements) solely in connection with (a) the marketing, promotion, distribution (through multiple tiers) and sale of any Inventory that is not Acquired Inventory and (b) the winding down of the Business and the other operations of Sellers and their Affiliates, in each case, effective upon the Closing or the applicable Assignment Date, as applicable, and continuing for a period of six (6) months thereafter.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction or waiver of the following conditions precedent on or before the Closing Date.

Section 8.1.    Representations and Warranties; Performance of Obligations.

(a)    (i) Each of the representations and warranties of Sellers contained in Section 4.2, Section 4.3 and Section 4.4 (the “Specified Representations”) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made by Sellers on and as of the Closing Date, and (ii) each of the representations and warranties of Sellers contained herein (other than the Specified Representations) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date) with the same force and effect as though made by Sellers on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

Section 8.2.    Bankruptcy Condition. The Bankruptcy Court shall have entered the Sale Order (as provided in ARTICLE VI).

Section 8.3.    No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 8.4.    [Reserved].

Section 8.5.    Closing Deliveries. Sellers shall have delivered to Purchaser a certificate signed by an authorized officer of each Seller, dated the Closing Date (in form and substance reasonable satisfactory to Purchaser), certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied as of the Closing.

Section 8.6.    Agency Agreement. All conditions to the obligations of the JV Agent and Purchaser set forth in Section 10(a) of the Agency Agreement shall have been satisfied (or waived in accordance with the Agency Agreement).

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction or waiver of the following conditions precedent on or before the Closing Date.

Section 9.1.    Representations and Warranties; Performance of Obligations.

(a)    Each of the representations and warranties of Purchaser contained herein shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date) with the same force and effect as though by Purchaser made on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)    Purchaser shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

Section 9.2.    Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order (as provided in ARTICLE VI) and the Sale Order shall be in form and substance reasonably satisfactory to Sellers.

Section 9.3.    No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 9.4.    Closing Deliveries. Purchaser shall have delivered to Sellers a certificate signed by an authorized officer of Purchaser, dated the Closing Date (in form and substance reasonably satisfactory to Sellers), certifying that the conditions specified in Section 9.1(a) and Section 9.1(b) have been satisfied as of the Closing.

Section 9.5.    Agency Agreement. All conditions to the obligations of Sellers set forth in Section 10(b) of the Agency Agreement shall have been satisfied (or waived in accordance with the Agency Agreement).

ARTICLE X

CLOSING

Section 10.1.    Closing. Upon the terms and subject to the satisfaction of the conditions set forth in ARTICLE VIII and ARTICLE IX, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 on the Sale Commencement Date (as defined in the Agency Agreement) (so long as the conditions set forth in ARTICLE VIII and ARTICLE IX have been satisfied or waived), or on such other date or place as Purchaser and Sellers may determine (the date on which the Closing occurs, the “Closing Date”).

Section 10.2.    Deliveries by Seller. At the Closing, Sellers shall deliver or procure delivery to Purchaser of each of the following:

(a)    physical possession (or access to physical possession) of all of the Acquired Inventory, Acquired FF&E and related Acquired Assets (other than any Intellectual Property);

(b)    one or more bills of sale, in customary form reasonably satisfactory to the parties hereto, conveying in the aggregate all of the owned personal property of Sellers included in the Acquired Inventory, Acquired FF&E and related Acquired Assets, duly executed by Sellers;

(c)    one or more assignments of the Acquired Intellectual Property, including for registered Intellectual Property set forth on Schedule 1.1(a), in customary form reasonably satisfactory to the parties hereto, duly executed by the relevant Seller or Sellers;

(d)    one or more assignments and assumptions of the Assumed Obligations being assumed by Purchaser at the Closing in accordance with this Agreement (collectively, the “Assignment and Assumption”), in customary form reasonably satisfactory to the parties hereto, duly executed by the relevant Seller or Sellers;

(e)    a copy of the certificate set forth in Section 8.5;

(f)    a certified copy of the Sale Order as entered by the Bankruptcy Court; and

(g)    certificates, duly executed and acknowledged, certifying that any payments made pursuant to this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

Section 10.3.    Deliveries by Purchaser and the JV Agent. At the Closing, Purchaser and the JV Agent shall deliver or procure delivery to Sellers of each of the following:

(a)    the Assignment and Assumption, in form reasonably satisfactory to the parties hereto, duly executed by Purchaser;

(b)    the payment of the applicable portion of the Cash Consideration to be paid at the Closing in accordance with the Agency Agreement; and

(c)    a copy of the certificate set forth in Section 9.4.

Section 10.4.    Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

ARTICLE XI

TERMINATION

Section 11.1.    Termination. This Agreement may be terminated prior to the Closing as follows:

(a)    by mutual written agreement of Purchaser and Sellers;

(b)    by either Purchaser or Sellers if there shall be in effect an applicable Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (it being understood that the lack of entry of the Sale Order shall not permit termination of this Agreement except as set forth in Section 11.1(g)); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in such applicable Law or Order that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby;

(c)    by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of Sellers, which breach is not cured within seven (7) days following written notice to Sellers or which breach, by its nature, cannot be cured prior to the Closing;

(d)    by Sellers (provided that no Seller is then in material breach of any representation, warranty, covenant, or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of Purchaser, which breach is not cured within seven (7) days following written notice to Purchaser or which breach, by its nature, cannot be cured prior to the Closing;

(e)    automatically, upon an Order of the Bankruptcy Court to approve an Alternative Transaction (other than with Purchaser or an Affiliate of Purchaser);

(f)    by Purchaser, if the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed or modified without Purchaser’s written consent;

(g)    by Purchaser, if the Sale Order shall not have been entered by the Bankruptcy Court by April 6, 2017 (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing);

(h)    by either Purchaser or Sellers on any day if the Closing shall not have been consummated by April 7, 2017 (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing), provided that the right to terminate this Agreement under this Section 11.1(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(i)    by Purchaser, in the event that any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code is appointed in any Chapter 11 Case; and

(j)    by either Purchaser or Sellers if the Agency Agreement is terminated in accordance with its terms for any reason whatsoever.

Section 11.2.    Effect of Termination. In the event of termination of this Agreement by Purchaser or Sellers, except as otherwise expressly provided in this Section 11.2, all rights and obligations of the parties under this Agreement shall terminate without any Liability of any party to any other party. The provisions of Section 3.2, Section 13.1, Section 13.7, Section 13.8, Section 13.9, Section 13.10, Section 13.11, Section 13.12, Section 13.14 and Section 13.16 shall expressly survive the termination or expiration of this Agreement.

ARTICLE XII

TAX MATTERS

Section 12.1.    Allocation of Purchase Price.

(a)    Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a proposed allocation of the purchase price and assumed obligations (as determined for U.S. Federal income Tax purposes) among the Acquired Assets and Designation Rights (as well as any other assets deemed acquired by Purchaser for U.S. Federal income Tax purposes) in accordance with the relevant Tax laws, including Section 1060 of the Code (the “Purchaser Allocation”). If Sellers disagree with the Purchaser Allocation, Sellers may, within thirty (30) days of receipt of the Purchaser Allocation, deliver a revised draft of the allocation to Purchaser, specifying those items of the Purchaser Allocation to which Sellers disagree and setting forth Sellers’ proposed allocation (the “Sellers Allocation”). If Sellers deliver the Sellers Allocation during such period, Purchaser and Sellers shall, during the thirty (30) days following such delivery, cooperate in good faith to reach a mutually agreeable allocation on the disputed items. If Purchaser and Sellers are unable to reach such agreement, they shall submit for resolution the items remaining in dispute to the Bankruptcy Court, unless otherwise agreed to by Purchaser and Sellers. The allocation, as prepared by Purchaser if no Sellers Allocation has been timely delivered, as adjusted pursuant to any agreement between Sellers and Purchaser or determined by the Bankruptcy Court, shall be the “Allocation”.

(b)    To the extent payments are made that are characterized as adjustments to the purchase price for U.S. Federal income Tax purposes after the Allocation has been determined pursuant to Section 12.1(a), Purchaser and Sellers shall cooperate in good faith to revise the Allocation as appropriate to reflect such payments.

(c)    Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and Claims for refund) consistent with the Allocation (as adjusted under Section 12.1(b)), and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Authority or any other proceeding), except as required by applicable Law.

Section 12.2.    Transfer Taxes. Any sales, use, purchase, transfer, deed, fixed asset, stamp, documentary stamp or other similar Taxes imposed in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and timely paid by Purchaser. Purchaser and Sellers shall use commercially reasonable efforts to obtain any available exemption from any Transfer Taxes and shall cooperate with each other in providing information and documentation that may be necessary to obtain such an exemption. Purchaser and Sellers shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Purchaser or Sellers, as applicable, shall execute and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, any other party will join in the execution of any Tax Returns and other documentation.

Section 12.3.    Cooperation. Purchaser and Sellers shall reasonably cooperate, and shall cause their Affiliates, managers, officers, directors, employees, agents and representatives to reasonably cooperate, with respect to the filing of any Tax Returns and the conduct of any Tax examinations, audits, contests or other Tax proceedings relating to the Business.

Section 12.4.    Survival. Notwithstanding any other provision of this Agreement, the terms and provisions of ARTICLE XII shall survive the Closing.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.    Expenses. Except as otherwise provided herein or the other Transaction Documents, each party hereto shall bear its own costs and expenses, including attorneys’ fees, with respect to the transactions contemplated hereby.

Section 13.2.    Amendment. Except as provided herein, any provision of this Agreement, the Disclosure Schedules or the Exhibits may be amended or waived only in a writing signed by Purchaser and Sellers and, to the extent that any such amendment or waiver would adversely affect the JV Agent in any material respect, by the JV Agent.

Section 13.3.    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

To Seller:	Gordmans Stores, Inc. 1926 South 67th Street Omaha, NE 68106 Attn: Andrew T. Hall Email: andy.hall@gordmans.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: Patrick J. Nash, P.C.; Gerald T. Nowak, P.C.; Bradley C. Reed; Brad Weiland

E-mail: patrick.nash@kirkland.com; gerald.nowak@kirkland.com; bradley.reed@kirkland.com; brad.weiland@kirkland.com

To Purchaser:	Specialty Retailers, Inc. c/o Stage Stores, Inc. 2425 West Loop South Houston, TX 77027 Attn: Chadwick P. Reynolds Email: creynolds@stagestores.com with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn: Eric L. Schiele; Paul H. Zumbro; David J. Perkins

Email: eschiele@cravath.com; pzumbro@cravath.com; dperkins@cravath.com and:

McAfee & Taft A Professional Corporation 10th Floor, Two Leadership Square 211 N. Robinson Oklahoma City, OK 73102 Attn: N. Martin Stringer E-mail: martin.stringer@mcafeetaft.com

Section 13.4.    Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by Sellers, in the case of a waiver by any Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 13.5.    Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by ..pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 13.6.    Headings. The headings preceding the text of the Articles and Sections of this Agreement and the Exhibits and the Schedules are for convenience only and shall not be deemed part of this Agreement.

Section 13.7.    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)    THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW YORK, NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.8.    Specific Performance. Each party acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with specific terms or are otherwise breached and (b) remedies at Law would not be adequate to compensate the other party. Accordingly, each party agrees that the other party shall have the right, in addition to any other rights and remedies existing in its favor (including the release of the Deposit to Sellers, if applicable), to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive relief and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each party hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

Section 13.9.    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto, and all Claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 13.10.    Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

Section 13.11.    No Third Party Beneficiaries. Except as set forth herein, this Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than (a) the parties hereto or their successors and permitted assigns, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement and (b) the JV Agent.

Section 13.12.    Materiality; Disclosure Schedules. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to Sellers” and the concept of a “material” nature of an effect upon Sellers shall be measured relative to the entire Business, taken as a whole. There likely will be, however, included in the Disclosure Schedules and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence, and such inclusion shall not be deemed to be an agreement by Sellers that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

Section 13.13.    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The Recitals form an integral part of this Agreement and are incorporated by reference into this Agreement as if they were fully restated herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or the Exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules and the Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and Regulations promulgated thereunder, unless the context requires otherwise.

Section 13.14.    Entire Understanding. This Agreement, the Exhibits, the Schedules, the Agency Agreement and the other Transaction Documents set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby (other than any agreement between the JV Agent and Purchaser, which shall not in any way affect any of Sellers’ rights or expand its obligations hereunder), and this Agreement, the Exhibits, the Schedules, the Agency Agreement and the other Transaction Documents supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

Section 13.15.    Closing Actions. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

Section 13.16.    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of (a) the Sale Order or Agency Agreement, the Sale Order or Agency Agreement, as applicable, shall govern and control or (b) any other agreement or document referred to herein (other than the Sale Order and the Agency Agreement), this Agreement shall govern and control.

Section 13.17.    No Survival. The representations, warranties and covenants which require performance prior to the Closing of Sellers and Purchaser contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date, shall survive until satisfied or performed in accordance with their terms.

Section 13.18.    Bulk Sale Laws. The parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any security interests in the Acquired Assets, including any Liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each party hereby waives compliance by the parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or the other Transaction Documents. For the avoidance of doubt, this Section 13.18 shall not limit the obligations of the parties hereto with respect to Transfer Taxes as described in Section 12.2.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

SPECIALTY RETAILERS, INC.

By:	/s/ Michael L. Glazer
Name:	Michael L. Glazer
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SELLERS:

GORDMANS STORES, INC.

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

GORDMANS INTERMEDIATE HOLDING CORP.

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

GORDMANS, INC.

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

GORDMANS MANAGEMENT COMPANY, INC.

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Asset Purchase Agreement]

GORDMANS DISTRIBUTION COMPANY, INC.

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

GORDMANS LLC

By:	/s/ Andrew T. Hall
Name:	Andrew T. Hall
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Asset Purchase Agreement]